Exhibit 10.5

TERM NOTE

$23,610,731.50	March 8, 2010

1. FOR VALUE RECEIVED, REG NEWTON, LLC, an Iowa limited liability company (the “Borrower”), hereby promises to pay to the order of AGSTAR FINANCIAL SERVICES, PCA, a United States corporation (the “Lender”), the principal sum of Twenty Three Million Six Hundred Ten Thousand Seven Hundred Thirty One and 50/100ths $23,610,731.50 Dollars, or so much thereof as may be advanced to, or for the benefit of, the Borrower and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein pursuant to that certain Master Loan Agreement of even date herewith, by and between the Lender and the Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”), and pursuant to that certain First Supplement to the Master Loan Agreement, of even date herewith, by and between the Lender and the Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “First Supplement”), and which remains unpaid, in lawful money of the United States and immediately available funds. This Term Note (the “Note”) is issued pursuant to the terms and provisions of the MLA and the First Supplement and is entitled to all of the benefits provided for in the MLA and the First Supplement. All capitalized terms used and not defined herein shall have the meanings assigned to them in the MLA and the First Supplement.

2. The outstanding principal balance of this Note shall bear interest at a variable rate determined by Lender to be three percent (3.00%) above the Applicable Rate in effect on the date of this Note. Notwithstanding the foregoing, the rate of interest under this Note shall be adjusted by Lender pursuant to the provisions of the MLA, the First Supplement and this Note.

3. The rate of interest due hereunder shall initially be determined as of the date hereof and, in addition to any other adjustments pursuant to the provisions of the MLA and this Note, shall thereafter be adjusted, as and when, the LIBOR Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the first day of each Interest Period following the date of any change in the LIBOR Rate and shall remain in effect until and including the last day of each Interest Period. Interest on the outstanding principal balance of this Note shall be computed on the basis of a year of three hundred sixty-five (365) days and charged for a year of 365 days.

4. Beginning on April 1, 2010 and continuing on the first (1st) day of each month thereafter until and including September 1, 2011, Borrower will pay accrued interest on the Term Loan. Beginning on the first (1st ) day of October 2011, and continuing on the first (1st) day of each month thereafter (the “Monthly Payment Date”) until the Term Loan Maturity Date, the Borrower shall make equal monthly payments of principal and accrued interest in such amounts as will fully amortize the entire outstanding principal of this Note, together with accrued interest thereon, over a period not to exceed twelve (12) years from the date of this Note. The amount of said monthly payments shall be recalculated and, if necessary, adjusted to account for changes in the effective rate of interest hereunder and to maintain said twelve (12) year amortization. In addition to the regularly scheduled payments set forth above, the Borrower shall make all Excess Cash Flow Payments and Debt Service Reserve Account payments as described in the MLA. The outstanding principal balance of this Note, together with all accrued interest, if not paid sooner, shall be due and payable in full on the Term Loan Maturity Date.

5. The outstanding principal balance hereof, together with all accrued interest, if not paid sooner, shall be due and payable in full on March 8, 2013 (the “Term Loan Maturity Date”).

6. All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest and the remainder thereof to principal.

7. This Note may be prepaid, at any time, at the option of the Borrower, either in whole or in part, without prepayment premium, subject to the obligations of the Borrower to compensate the Lender for any loss, cost or expense as a result of such prepayment as set forth in Sections 2.13 and 7.04 of the MLA and the First Supplement. This Note is subject to mandatory prepayment, at the option of the Lender, as provided in Articles II and Articles VI of the MLA.

8. In addition to the rights and remedies set forth in the MLA and the First Supplement: (i) if the Borrower fails to make any payment to Lender when due under this Note, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at the applicable Default Rate; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances under this Note shall bear interest from the date of the Event of Default or such later date as Lender shall elect at the applicable Default Rate; (iii) except to the extent Lender agrees to renew the loan for an additional period of time, as provided in Section 7 of the First Supplement, after the Term Loan Maturity Date, whether by reason of acceleration or otherwise, the unpaid principal balance of this Note (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at the applicable Default Rate. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

9. If the Borrower fails to make any payment to Lender within ten (10) days of the due date thereof (including, without limitation, any purchase of equity of Lender when required), the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

10. This Note is secured by, among other instruments, that certain Mortgage of even date herewith, as it may be amended, modified, supplemented, extended or restated from time to time (the “Mortgage”), covering various parcels of real property, fixtures, and personal property located in Jasper County, Iowa, and that certain Security Agreement of even date herewith, as it may be amended, modified, supplemented, extended or restated from time to time. In the event any such security is found to be invalid for whatever reason, such invalidity shall constitute an event of default hereunder. All of the agreements, conditions, covenants, provisions, and stipulations contained in the Mortgage, or any instrument securing this Note are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein. It is agreed that time is of the essence of this Note.

11. Upon the occurrence at any time of an Event of Default or at any time thereafter, the outstanding principal balance hereof plus accrued interest hereon plus all other amounts due hereunder shall, at the option of the Lender, be immediately due and payable, without notice or demand and Lender shall be entitled to exercise all remedies provided in this Note, the MLA, the First Supplement or any of the Loan Documents.

12. Upon the occurrence at any time of an Event of Default or at any time thereafter, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.

13. The Borrower promises to pay all reasonable costs of collection of this Note, including, but not limited to, reasonable attorneys’ fees paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

14. Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived.

15. This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

14. The Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Note, the MLA and any instrument, agreement or document related hereto or thereto, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Nothing in this Note shall affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction to the extent permitted by law.

REG NEWTON, LLC, an Iowa limited liability company

/s/ Daniel J. Oh
By:	Daniel J. Oh
Its:	President

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